December 23, 2024

FingerMotion, Inc.

111 Somerset Road, Level 3

Singapore 238164

Re:      Form S-3 Registration Statement

Ladies and Gentlemen:

We are acting as special Delaware counsel to FingerMotion, Inc., a Delaware corporation (the “Company”), in connection with the Form S-3 Registration Statement of the Company filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2023 (File No. 333-274456) and declared effective on September 29, 2023 (the “Registration Statement”), including the base prospectus contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement filed with the SEC on December 23, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), pursuant to which the Company will engage in an offering (the “Offering”) to sell (i) 3,333,336 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Offering Shares”), (ii) 5,000,004 warrants exercisable for shares of Common Stock (the “Common Warrants”), each of which shall be issued and sold together as part of a unit with each Offering Share issued and sold pursuant to the Offering and shall initially be exercisable for one share of Common Stock on the terms and subject to the conditions set forth in the form of Common Warrant Certificate (as defined below), in each case on the terms and conditions forth in the Registration Statement and the Prospectus and the SPA (as defined below) entered into between the Company and each purchaser of securities in the Offering (collectively, the “Purchasers”). The Company has engaged Roth Capital Partners, LLC (the “Placement Agent”) to serve as placement agent with respect to the Offering, and as part of the compensation for such service, the Company has agreed, pursuant to the terms of the Placement Agency Agreement, dated as of December 20, 2024 (the “Placement Agency Agreement”), between the Company and the Placement Agent, to issue to the Placement Agent 250,000 warrants exercisable for shares of Common Stock (the “Placement Agent Warrants” and, together with the Common Warrants, the “Warrants”), each of which shall initially be exercisable for one share of Common Stock on the terms and subject to the conditions set forth in the form of certificate representing the Placement Agent Warrants (the “Placement Agent Warrant Certificate”). In connection with this, you have requested our opinion as to certain matters of Delaware law.

FingerMotion, Inc.

December 23, 2024

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)

the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 23, 2014, as amended by the Certificate of Designation of the Company, as filed with the Secretary of State on May 16, 2017, the Certificate of Amendment of the Company, as filed with the Secretary of State on June 21, 2017, and the Certificate of Revival of the Company, as filed with the Secretary of State on August 26, 2020 (collectively, the “Certificate of Incorporation”);

(ii)

the Amended and Restated Bylaws of the Company in effect since August 20, 2021 (the “Bylaws”);

(iii)

the Registration Statement, including the Base Prospectus contained in the Registration Statement;

(iv)

the Prospectus Supplement;

(v)

the Securities Purchase Agreement, to be included as Exhibit 10.2 to the Company’s current report on Form 8-K to be filed with the SEC on December 23, 2024 (the “Form 8-K”) in connection with the Offering, entered into by each Purchaser participating in the Offering and the Company on December 20, 2024 (the “SPA”);

(vi)

the form of Common Stock Purchase Warrant Certificate representing the Common Warrants, to be filed with the SEC as Exhibit 4.1 to the Form 8-K, to be executed and delivered by the Company upon each issuance of Common Warrants in the Offering to thereupon represent and set forth and govern the terms and conditions of such Common Warrants (each, a “Common Warrant Certificate” and, collectively, the “Common Warrant Certificates”);

(vii)

the Placement Agency Agreement;

(viii)

the form of Placement Agent Common Stock Purchase Warrant Certificate representing the Placement Agent Warrants, to be executed and delivered by the Company upon the issuance of the Placement Agent Warrants pursuant to the Placement Agency Agreement to thereupon represent and set forth and govern the terms and conditions of such Placement Agent Warrants (the “Placement Agent Warrant Certificate,” collectively, the “Placement Agent Warrant Certificates,” and, collectively with the Common Warrant Certificates, the “Warrant Certificates” and each, a “Warrant Certificate,” and together with the Warrant Certificates, the SPA and the Placement Agency Agreement, the “Transaction Documents”);

(ix)

a certificate of an officer of the Company (including the resolutions of the board of directors of the Company (the “Board” and, such Board resolutions relating to the Offering, the “Board Resolutions”) and the other documents and materials attached thereto and certified therein), dated the date hereof, as to certain matters (the “Officer’s Certificate”); and

FingerMotion, Inc.

December 23, 2024

(x)

a certificate of the Secretary of State, dated on or about the date hereof, as to the good standing of the Company.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (i) through (x) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (i) through (x) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

For purposes of this opinion, we have assumed: (i) that each of the Offering Shares and each of the Common Warrants issued and sold in the Offering are issued and sold to a purchaser pursuant to the SPA duly executed, delivered and entered into between the Company and such purchaser and in accordance with the terms of the SPA, any other applicable Transaction Documents, the Board Resolutions, the Registration Statement and the Prospectus prior to the issuance of such Offering Shares and Common Warrants, which SPA constitutes a legal, valid and binding obligation of the Company and such Purchaser, enforceable against the Company and such Purchaser in accordance with its terms; (ii) that the Placement Agent Warrants are issued to the Placement Agent pursuant to the Placement Agency Agreement and in accordance with the terms of the Placement Agency Agreement, the Placement Agent Warrant Certificate, the Board Resolutions, the Registration Statement and the Prospectus; (iii) that, prior to or contemporaneous with the issuance and sale of any Offering Shares, the issuance and sale of any Warrants and the issuance of any shares of Common Stock issuable upon the exercise of any Warrants (collectively, the “Warrant Shares” and, together with the Offering Shares, the “Shares”), the Company shall have received the consideration therefor specified in the Board Resolutions, and any applicable Transaction Documents; (iv) that as of the time of any issuance of any Shares in the Offering or upon the exercise of any Warrants, the issuance of such Shares is duly recorded in the stock ledger of the Company and that, upon the issuance of any such Shares, one or more stock certificates representing such Shares containing all legends required by Section 151(f) of the DGCL will be duly executed and delivered by the officers of the Company entitled to execute stock certificates to reflect the issuance of such Shares; (v) that at the time any Shares are issued in the Offering or upon the exercise of any Warrants, the aggregate number of shares of Common Stock then issued, subscribed for or otherwise committed for issuance does not exceed the number of shares of Common Stock the Company is then authorized to issue under the Certificate of Incorporation; (vi) that (a) upon the issuance of each Warrant, the applicable Warrant Certificate representing such Warrant is duly executed by the Company and delivered to the holder thereof in accordance with the applicable Transaction Documents and the Board Resolutions, and that the Exercise Price of each such Warrant (as such term is defined and used in the applicable Warrant Certificate), as may be adjusted from time to time, will never be less than the aggregate par value of the Warrant Shares issuable upon the exercise of such Warrant for payment of the Exercise Price and (b) each of the Warrant Shares are issued, delivered and paid for upon the exercise of such Warrants pursuant to and in accordance with the terms of the Warrant Certificate representing such Warrants, any other applicable Transaction Documents relating thereto, and the Board Resolutions; (vii) that, except to the extent opined to in opinion paragraph 2 below, each of the Transaction Documents constitutes, or will constitute at all relevant times, as applicable, a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms; (viii) that there is a reasonable basis for the choice of the laws of the State of Delaware to govern each of the Warrants and that the application of the laws of the State of Delaware to each such Warrant would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) (a) the law of which would be applicable to any such Warrant in the absence of an effective choice of other law thereunder and (b) which has a materially greater interest than the State of Delaware in the determination of a particular issue relating to any such Warrant; and (ix) that no person or entity acquiring or receiving any Shares or Warrants pursuant to the Offering or upon the exercise of any Warrants is an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

FingerMotion, Inc.

December 23, 2024

We have not participated in the preparation of the Registration Statement, the Base Prospectus or the Prospectus Supplement and assume no responsibility for their respective contents.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.

The Offering Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the SPA and the Board Resolutions, will be validly issued, fully paid and non-assessable under the DGCL.

2.

Each Warrant has been duly authorized on behalf of the Company under the DGCL, the Certificate of Incorporation and the Bylaws and, when issued pursuant to the applicable Transaction Documents and the Board Resolutions, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrant Certificate representing such Warrant.

3.

The Warrant Shares issuable upon the exercise of each Warrant have been duly authorized for issuance by the Company and, when issued upon the exercise of such Warrant in accordance with the terms of the applicable Warrant Certificate and other applicable Transaction Documents and the Board Resolutions, will be validly issued, fully paid and non-assessable under the DGCL.

The foregoing opinion is subject to the following exceptions, limitations and qualifications:

A.

We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the laws of the State of Delaware currently in effect, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 73-101 et seq., or any rules or regulations promulgated thereunder.

FingerMotion, Inc.

December 23, 2024

B.

Our opinion as set forth in opinion paragraph 2 above as to the obligations of the Company under each of the Warrants: (i) is subject to applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) is subject to principles of equity, including principles of commercial reasonableness, good faith and fair dealing and the applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) is subject to the discretion of the court before which any proceeding in respect of any of the Warrants or any action or determination thereunder or any transaction contemplated thereby may be brought, (iv) is subject to applicable public policy and securities laws with respect to the enforceability of provisions relating to indemnification, exculpation, contribution, subrogation or payment of another party’s liabilities or costs, fees or expenses, (v) expresses no opinion with respect to the any Warrant to the extent that any provision thereof purports to (A) mandate equitable relief, (B) mandate relief in the absence of a showing of damages, (C) provide that any remedies shall be cumulative and not alternative, (D) render, or operates to render, ineffective any waiver or modification not in writing, or (E) govern the manner in which service of process may be effected (vi) is subject to 10 Del. C. § 3912, which statutory limitation permits reasonable attorneys’ fees not to exceed twenty percent (20%) of the amounts adjudged as principal and interest, and (viii) expresses no opinion with respect to any provision of any Warrant providing for the submission to jurisdiction on behalf of the Company to the extent that (A) such provision specifies the state courts of a particular county of the State of Delaware, (B) such submission would be determined to be unreasonable at the time of any legal action or proceeding or (C) such provision would not place any of the parties to such Warrant at a substantial and unjust disadvantage or otherwise deny such party of its day in court.

C.

Our opinion as set forth above does not encompass any agreement or document referred to, annexed or attached to or incorporated by reference into the Transaction Documents.

This opinion speaks only as of the date hereof, and we shall have no obligation to update this opinion in any respect after the date hereof, including with respect to changes in law occurring on or after the date hereof.

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FingerMotion, Inc.

December 23, 2024

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Form 8-K to be filed by the Company in connection with the Offering. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

RBG/BTM